CERTIFICATE OF THE CHIEF FINANCIAL OFFICER
OF WHITEHORSE FINANCE, INC.
CERTIFYING RESOLUTIONS APPROVING
THE JOINT FIDELITY BOND

THE UNDERSIGNED, the duly appointed Chief Financial Officer and Treasurer of WhiteHorse Finance, Inc., a Delaware corporation (the “Company”), an externally managed, non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), does hereby certify that the resolutions set forth below were approved by the Board of Directors of the Company (the “Board of Directors”), including a majority of the directors who are not “interested persons”, as defined in  Section 2(a)(19) of the 1940 Act, of the Company, on September 18, 2012 at a meeting of the Board of Directors:

RESOLVED, that each of the Company, H.I.G. WhiteHorse Advisers, LLC (the “Investment Adviser”) and H.I.G. WhiteHorse Administration, LLC (the “Administrator”) shall be named as an insured under a joint fidelity bond having an aggregate coverage of a minimum of $750,000 issued by a reputable fidelity insurance company, against larceny and embezzlement and such other types of losses as are included in standard fidelity bonds, covering the officers and the other employees of the Company from time to time, containing such provisions as may be required by the rules promulgated under the 1940 Act;

RESOLVED, that the joint fidelity bond in the amount and form presented at the meeting be, and the same hereby is, approved after consideration of all factors deemed relevant by the Board of Directors, including the amount of the bond, the expected value of the assets of the Company to which any person covered under the bond may have access, the estimated amount of the premium for such bond, the type and terms of the arrangements made for the custody and safekeeping of the Company’s assets, and the nature of the securities in the Company’s portfolio;

RESOLVED, that the share of the premium to be allocated to the Company, the Investment Adviser and the Administrator for the bond, which is based upon their proportionate share of the sum of the premiums that would have been paid if such fidelity bond coverage had been purchased separately, be, and the same hereby is, approved, after the Board of Directors having given due consideration to, among other things, the number of other parties insured under the bond, the nature of the business activities of those other parties, the amount of the bond and the extent to which the share of the premium allocated to the Company under the bond is less than the premium the Company would have had to pay had it maintained a single insured bond;

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to obtain said fidelity bond in substantially the form discussed at the meeting with the other named insureds under said bond providing that in the event that any recovery is received under the bond as a result of a loss sustained by the Company and also by the other named insured, the Company shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1 under the 1940 Act;

RESOLVED, that the proposed joint fidelity bond agreement (the “Joint Fidelity Bond Agreement”), to be dated on or prior to the Company’s conversion to a Delaware corporation, among the Company, the Investment Adviser and the Administrator is approved, with such further changes therein as the officers of the Company may determine to be necessary or desirable and proper, with the advice of Company counsel, the execution of said Joint Fidelity Bond Agreement by such officers to be conclusive evidence of such determination; and

RESOLVED, that the Chief Financial Officer of the Company be, and hereby is, designated as the party responsible for making the necessary filings and giving the notices with respect to such bond required by paragraph (g) of Rule 17g-1 under the 1940 Act.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Company this 17th day of December, 2012.

By: /s/ Alastair G. C. Merrick
Name: Alastair G. C. Merrick
Title: Chief Financial Officer and Treasurer